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                                                               EXHIBIT 5.(D)(2)


             AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT

        THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of February 2, 1998, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and T. ROWE PRICE ASSOCIATES, INC. (the "Sub-Adviser").

                                   RECITALS

        WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated February 24, 1994 (the "Agreement") with respect to the Covered Funds with The Sub-Adviser; and

        WHEREAS, the parties wish to amend the fee schedule attached to the Agreement as Schedule A to reflect a change in the amount VALIC pays the Sub-Adviser, as compensation for the services rendered and expenses paid by the Sub-Adviser.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

        1. Change in Applicable Fee. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

        2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

        3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE                  T. ROWE PRICE ASSOCIATES, INC.
INSURANCE COMPANY

By: /s/ NORMAN JASKOL                      By: /s/ NANCY M. MORRIS
   ----------------------------               ----------------------------
Name: Norman Jaskol                        Name: Nancy M. Morris
     --------------------------                 --------------------------
Title: Vice President and                  Title: Vice President
       Managing Director - Investments           ------------------------------
      --------------------------------




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                                   SCHEDULE A
                          (Effective February 2, 1998)
                                (T. Rowe Price)


Annual Fee computed at the following annual rate, based on average monthly net asset value and payable monthly:

            Growth Portfolio ....................


            Science & Technology Portfolio.......